Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
August 31, 2007

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

(585) 267-4850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2007, in connection with our appointment of Kent A. Tapper as our Chief Financial Officer, reported in Item 5.02, below, we entered into an Employment Agreement with Mr. Tapper.

Under the Employment Agreement, Mr. Tapper will receive a base salary of $140,000 per year, which will be increased to $155,000 per year upon the closing of a financing transaction that provides gross proceeds to us of at least $5 million. Mr. Tapper’s base salary is subject to annual review and adjustment. The Employment Agreement also provides that Mr. Tapper will be eligible for bonuses in our discretion; we have not established any specific criteria upon which we would make a decision to make a bonus payment to Mr. Tapper. In connection with his employment, we have granted to Mr. Tapper an option under our 2007 Incentive Stock Plan to purchase up to 750,000 shares of our Common Stock at a price per share equal to the closing price on August 31, 2007, which option vests in three equal annual installments beginning on the first anniversary of the grant. The Employment Agreement provides that Mr. Tapper may be eligible for future stock option grants on the same basis as similarly situated employees.

The Employment Agreement has an initial term of one year and renews automatically for additional terms of one year each. The Employment Agreement may be terminated by either party. If the Employment Agreement is terminated by us without cause or by Mr Tapper for “Good Reason” (as such term is defined in the Employment Agreement), and conditioned upon Mr. Tapper’s execution at that time of a Separation Agreement and Release in form acceptable to us, we will continue to pay Mr. Tapper his then-effective base salary for 6 months and will pay him a pro rated portion of any bonus he would have earned had he remained employed; if he timely elects and remains eligible for continued health care coverage under COBRA, we will continue to pay that portion of the COBRA premiums that we had been paying prior to the date his employment terminated for so long as he receives severance payments or until he is eligible for coverage under another employer’s plan, whichever period is shorter.

The Employment Agreement contains other conventional terms covering such matters as vacation time and reimbursement of expenses.

The Employment Agreement is filed herewith as Exhibit 10.1 and the foregoing description of the Employment Agreement is qualified in its entirety by reference to such Exhibit.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 31, 2007, we appointed Kent A. Tapper as our Chief Financial Officer. Mr. Tapper is 50 years old. Until August 31, 2007, Mr. Tapper was Vice President, Finance, Sarbanes-Oxley and SEC Compliance for CareGuide, Inc. and served as CareGuide, Inc.’s Chief Financial Officer from April 2000 to January 2006 and Chief Information Officer and Vice President, Systems Engineering since July 1995. From 1992 to 1995, Mr. Tapper served as Product Manager, Audio Response and Call Center Platforms for Northern Telecom, Inc. From 1983 to 1992, Mr. Tapper held Product Manager, Systems Engineering Manager and various engineering management positions with Northern Telecom.

Item 7.01. Regulation FD Disclosure

On September 4, 2007, we issued a press release announcing Mr. Tapper’s appointment as Chief Financial Officer, as reported in Item 5.02, above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated August 31, 2007, by and between NaturalNano, Inc. and Kent A. Tapper
99.1	Press Release entitled “NaturalNano Names Kent A. Tapper as Chief Financial Officer”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaturalNano, Inc.

By:	/s/ Cathy A. Fleischer
Date: September 4, 2007	Cathy A. Fleischer
President